Orion Group Holdings, Inc. Reports Second Quarter 2016 Results; Reiterates Full Year 2016 Guidance

Houston, Texas, August 4, 2016 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss for the three months ended June 30, 2016, of $0.8 million ($0.03 diluted loss per share). These results compare to a net loss of $1.8 million ($0.07 diluted loss per share) for the same period a year ago.

Consolidated Results for the Second Quarter of 2016

•
Second quarter 2016 contract revenue was $140.3 million, an increase of 63.0%, as compared to second quarter 2015 revenue of $86.1 million, primarily as a result of the addition of TAS Commercial Concrete (TAS), partially offset by slower production due to adverse weather in Texas, as well as the timing and mix of projects.

•	Gross profit for the second quarter 2016 was $16.9 million, or a gross profit margin of 12.1%, an increase of approximately $10.9 million as compared to the second quarter 2015.

•
Selling, General and Administrative (SG&A) expenses for the second quarter 2016 were $16.9 million as compared to $8.8 million in the prior year period, an increase of $8.1 million, or 92.1%. The increase in SG&A is primarily attributable to the addition of TAS as well as one-time expenses related to management structure changes.

•
Second quarter 2016 EBITDA was $8.9 million, representing a 6.4% EBITDA margin which compares to second quarter 2015 pro forma EBITDA of $7.0 million, or a 5.1% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on Page 3 of this release; reconciliation tables are provided on pages 7-8).

•
Backlog of work under contract as of June 30, 2016, was approximately $368 million, excluding approximately $101 million of work on which the Company is the apparent low bidder, or has been awarded subsequent to the end of the second quarter.

"This week marks one year since we announced the largest acquisition in our Company’s history," said Mark Stauffer, Orion Group Holding Inc.’s President and Chief Executive Officer. "My confidence in both the Commercial Concrete Construction (CCC) and Heavy Civil Marine Construction (HCMC) segments remains strong. Looking at the second quarter, we experienced slightly slower productivity as a result of adverse weather in Texas, along with timing and mix of jobs in our HCMC segment. As previously discussed, we elected to reduce the scope on one of the remaining troubled Tampa projects in order to bring this project to completion. By doing this, although we incurred slightly lower margin than originally anticipated during the quarter, we brought closure to a job that likely would have experienced further customer delays and significantly higher costs to complete in the future. Finally, we made further improvements to the Company's operating management structure, which resulted in one-time expenses during the second quarter. I am pleased that we have materially completed the troubled Tampa projects and I believe we have laid the foundation for a strong future. Our underlying businesses fundamentals are not only sound, but we believe are primed for continued improvement, and we remain confident in our full year outlook."

Heavy Civil Marine Construction Segment

•
Second quarter 2016 contract revenue was $80.0 million, a decrease of $6.1 million, or 7.1%, from the prior year period. The decrease is primarily attributable to the timing and mix of jobs, including the material completion of the troubled Tampa projects.

•	Second quarter 2016 operating loss was $1.2 million, an improvement of $1.5 million compared to the prior year period.

•
Second quarter 2016 EBITDA was $5.3 million, representing a 6.7% EBITDA margin which compares to second quarter 2015 EBITDA of $4.0 million, or 4.7% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on Page 3 of this release; reconciliation tables are provided on pages 7-8).

•
Backlog of work under contract as of June 30, 2016, was $166 million, which compares with backlog under contract at June 30, 2015 of $223 million. Additionally, the Company is the apparent low bidder, or has been awarded subsequent to the end of the quarter approximately $55 million of work.

Commercial Concrete Construction Segment

•	Second quarter 2016 contract revenue was $60.3 million, an increase of $9.9 million, or 19.5% from the prior year period.

•
Second quarter 2016 operating income was $1.5 million, a decrease of $0.5 million compared to the prior year period. The decrease is primarily attributable to amortization expense related to the acquisition of TAS.

•
Second quarter 2016 EBITDA was $3.6 million, representing a 6.0% EBITDA margin which compares to second quarter 2015 EBITDA of $3.0 million, or 5.9% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on Page 3 of this release; reconciliation tables are provided on pages 7-8).

•
Backlog of work under contract as of June 30, 2016, was $201 million, which is comparable with backlog under contract at June 30, 2015 of $174 million. Additionally, the Company is the apparent low bidder, or has been awarded subsequent to the end of the quarter approximately $46 million of work.

Outlook
"As we begin the second half of the year, we are encouraged by the productivity of our operations and the sustained level of opportunities we see,” continued Mr. Stauffer. “We continue to experience a high level of demand for all of the types of services we provide across both operating segments. In the HCMC segment, we have materially wrapped up all of the remaining troubled Tampa projects. With these projects behind us, we are confident that the new management team in Tampa has the tools and structure in place for profitable operations in the future," said Mr. Stauffer.

"Similar to market expectations provided in the prior quarter, the HCMC segment continues to see solid demand to help for the services needed to maintain and expand the infrastructure that facilitates the movement of goods and people on and over waterways. As we monitor developments in the energy sector, we continue to see bid opportunities from our private sector energy-related customers as they expand their marine facilities associated with the storage, transportation and refining of domestically produced energy. We continue to believe over the long term, we will see opportunities in this sector from petrochemical related customers, energy exporters, and liquefied natural gas (LNG) facilities.

In the CCC segment, demand for services also remains solid. In the Houston market, we are seeing increasing demand for education, medical and retail space. The Dallas market continues to be a source of growth, and continues to maintain peak backlog. We believe strong demand overall for our CCC segment will continue in our current operating markets and support expansion plans for this business,” concluded Mr. Stauffer.

"Overall, we bid on approximately $760 million during the second quarter 2016 and were successful on approximately $123 million," said Chris DeAlmeida, Orion Group Holding's Vice President and Chief Financial Officer. "This resulted in a 0.88x times book-to-bill ratio for the quarter and a win rate of 16.2%. In the HCMC segment, we bid on approximately $362 million during the second quarter 2016 and were successful on $47 million. This resulted in a 0.59x times book-to-bill ratio for the quarter and a win rate of 13.0%. The CCC segment also had healthy bid levels for the quarter, bidding on approximately $398 million in work while being awarded approximately $76 million. This resulted in a 1.26x times book-to-bill ratio for the quarter and a win rate of 19.1%. In total, we have approximately $725 million worth of bids outstanding, excluding approximately $101 million on which we are apparent low bidder or have been awarded subsequent to the end of the quarter, of which, approximately $55 million is in the HCMC segment and approximately $46 million is in the CCC segment."

"We are reiterating our full year 2016 revenue guidance of $625 - $675 million and earnings per share (EPS) guidance of $0.30 - $0.40. Additionally, and as we stated last quarter, we are targeting $70 million of EBITDA for 2017," said Mr. DeAlmeida.
Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the second quarter 2016 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, August 4, 2016. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate, please call the Orion Group Holdings, Inc. Second Quarter 2016 Earnings Conference Call at (855) 478-9690; participant code: 48912990.
About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin." These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Backlog

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 15, 2016, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited
Contract revenues	$140,301	$86,091	269,924	167,546
Costs of contract revenues	123,355	80,066	238,267	153,065
Gross profit	16,946	6,025	31,657	14,481
Selling, general and administrative expenses	16,899	8,794	32,437	17,486
Gain from sale of assets, net	(234)	(57)	(606)	(100)
Operating income (loss) from operations	281	(2,712)	(174)	(2,905)
Other (expense) income
Other income	9	—	22	—
Interest income	—	4	1	17
Interest expense	(1,600)	(252)	(3,117)	(490)
Other expense, net	(1,591)	(248)	(3,094)	(473)
Loss before income taxes	(1,310)	(2,960)	(3,268)	(3,378)
Income tax benefit	(502)	(1,115)	(1,252)	(1,276)
Net loss attributable to Orion	(808)	(1,845)	(2,016)	(2,102)

Basic loss per share	$(0.03)	$(0.07)	$(0.07)	$(0.08)
Diluted loss per share	$(0.03)	$(0.07)	$(0.07)	$(0.08)
Shares used to compute loss per share
Basic	27,464,683	27,352,523	27,383,748	27,478,514
Diluted	27,464,683	27,352,523	27,383,748	27,478,514

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In thousands, except share and per share information)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Heavy Civil Marine Construction
Contract revenues(1)	$79,966	$86,091	$142,381	$167,546
Operating loss(1)	(1,212)	(2,712)	(4,354)	(2,905)

Commercial Concrete Construction
Contract revenues(1)	$60,335	$50,474	$127,543	$108,384
Operating income(1)	1,493	2,017	4,180	5,571

(1) The Company has included the pro forma impact of the acquisition of TAS in our operating results for the three and six months ended June 30, 2015.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015 (3)	2016	2015 (3)
	Unaudited	Unaudited	Unaudited	Unaudited
Operating income (loss)	$281	$(695)	$(174)	$2,666
Other income	9	6	22	15
Depreciation and amortization	8,653	7,682	17,203	15,570
EBITDA(1)	$8,943	$6,993	$17,051	$18,251
Operating income (loss) margin(2)	0.2%	(0.5)%	(0.1)%	1.0%
Impact of depreciation and amortization	6.2%	5.6%	6.4%	5.6%
EBITDA margin(1)	6.4%	5.1%	6.3%	6.6%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.
(3) The Company has included the pro forma impact of the acquisition of TAS in our operating results for the three and six months ended June 30, 2015.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, except margin data)

	Heavy Civil Marine Construction
	Three months ended June 30,		Six months ended June 30,
	2016	2015 (3)	2016	2015 (3)
	Unaudited	Unaudited	Unaudited	Unaudited
Operating loss	$(1,212)	$(2,712)	(4,354)	(2,905)
Other income	1,361	1,505	3,824	3,027
Depreciation and amortization	5,176	5,209	10,243	10,654
EBITDA(1)	$5,325	$4,002	$9,713	$10,776
Operating income (loss) margin(2)	0.2%	(1.4)%	(0.4)%	—%
Impact of depreciation and amortization	6.5%	6.1%	7.2%	6.4%
EBITDA margin(1)	6.7%	4.7%	6.8%	6.4%

	Commercial Concrete Construction
	Three months ended June 30,		Six months ended June 30,
	2016	2015 (3)	2016	2015 (3)
	Unaudited	Unaudited	Unaudited	Unaudited
Operating income	$1,493	$2,017	$4,180	$5,571
Other expense	(1,352)	(1,499)	(3,802)	(3,012)
Depreciation and amortization	3,477	2,473	6,960	4,916
EBITDA(1)	$3,618	$2,991	$7,338	$7,475
Operating income margin(2)	0.2%	1.0%	0.3%	2.4%
Impact of depreciation and amortization	5.8%	4.9%	5.5%	4.5%
EBITDA margin(1)	6.0%	5.9%	5.8%	6.9%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.
(3) The Company has included the pro forma impact of the acquisition of TAS in our operating results for the three and six months ended June 30, 2015.

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, except share and per share information)

	June 30, 2016	December 31, 2015
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$1,512	$1,345
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	68,599	72,358
Retainage	34,994	21,040
Other	3,592	5,313
Income taxes receivable	83	83
Inventory	5,395	4,867
Deferred tax asset	3,108	3,108
Costs and estimated earnings in excess of billings on uncompleted contracts	48,401	59,608
Assets held for sale	6,375	6,375
Prepaid expenses and other	3,766	4,627
Total current assets	175,825	178,724
Property and equipment, net	164,384	165,989
Accounts receivable, non-current	765	222
Retainage, non-current	4,337	14,393
Inventory, non-current	4,911	6,218
Goodwill	66,351	65,982
Intangible assets, net of amortization	25,676	29,319
Other noncurrent	1,085	$615
Total assets	$443,334	$461,462
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$21,365	$12,004
Accounts payable:
Trade	41,533	52,719
Retainage	1,002	1,671
Accrued liabilities	15,998	22,149
Taxes payable	507	813
Billings in excess of costs and estimated earnings on uncompleted contracts	27,039	28,484
Total current liabilities	107,444	117,840
Long term debt, net of debt issuance costs	88,356	94,605
Other long-term liabilities	2,216	1,813
Deferred income taxes	18,165	19,345
Interest rate swap liability	1,242	145
Total liabilities	217,423	233,748
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 28,393,898 and 27,992,589 issued; 27,682,667 and 27,281,358 outstanding at June 30, 2016 and December 31, 2015, respectively	279	279
Treasury stock, 711,231 shares, at cost	(6,540)	(6,540)
Accumulated other comprehensive loss	(1,242)	(145)
Additional paid-in capital	170,046	168,736
Retained earnings	63,368	65,384
Total stockholders’ equity	225,911	227,714
Total liabilities and stockholders’ equity	$443,334	$461,462

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Six months ended June 30,
	2016	2015
Cash flows from operating activities	Unaudited	Unaudited
Net loss	$(2,016)	$(2,102)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,203	10,654
Deferred financing cost amortization	620	—
Bad debt expense	—	11
Deferred income taxes	(1,180)	(1,160)
Stock-based compensation	1,302	1,315
Loss on sale of property and equipment	(606)	(100)
Change in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	1,037	(11,135)
Income tax receivable	—	233
Inventory	779	(97)
Prepaid expenses and other	861	356
Costs and estimated earnings in excess of billings on uncompleted contracts	11,207	(932)
Accounts payable	(11,857)	6,282
Accrued liabilities	(5,469)	(946)
Income tax payable	(306)	(730)
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,444)	(4,792)
Deferred revenue	—	(34)
Net cash provided by (used in) operating activities	10,131	(3,177)
Cash flows from investing activities:
Proceeds from sale of property and equipment	888	166
Contributions to CSV life insurance	(471)	—
TAS acquisition adjustment	(369)	—
Purchase of property and equipment	(12,513)	(7,533)
Net cash used in investing activities	(12,465)	(7,367)
Cash flows from financing activities:
Borrowings from Credit Facility	32,000	—
Payments made on borrowings from Credit Facility	(29,021)	(4,541)
Loan costs from Credit Facility	(486)	—
Exercise of stock options	8	28
Purchase of shares into treasury	—	(3,101)
Net cash provided by (used in) financing activities	2,501	(7,614)
Net change in cash and cash equivalents	167	(18,158)
Cash and cash equivalents at beginning of period	1,345	38,893
Cash and cash equivalents at end of period	$1,512	$20,735
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,588	$490
Taxes (net of refunds)	$235	$434